EXHIBIT 99


PRESS RELEASE                               EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE                       CONTACT:
                                            Thomas D. Murphy
April 14, 2003                              240.497.2048


             EAGLE BANCORP, INC. ANNOUNCES 1ST QUARTER 2003 EARNINGS

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, announced net income of $983 thousand (34 cents per basic and 32 cents per diluted share) for the quarter ended March 31, 2003, net income for the quarter included $118 thousand of security gains net of income taxes. The March 31, 2003 results, compared to $369 thousand (13 cents per basic and 12 cents per diluted share) for the prior year period, a 166% increase. Net income for the fourth quarter of 2002 was $922 thousand (32 cents per basic and 30 cents per diluted share) and included $119 thousand of security gains net of income taxes.

The Company reported total assets at March 31, 2003 of $351 million compared to $348 million at December 31, 2002. At March 31, 2003 deposits and customer repurchase agreements totaled approximately $304 million compared to $303 million at December 31, 2002. For the quarter ended March 31, 2003, loans (including loans held for sale) increased to $243 million from $242 million at December 31, 2002.

Leonard Abel, Chairman and Ronald Paul, President and CEO of Eagle Bancorp, Inc., are delighted with the 2003 operating results reflecting the significant increase in earnings as compared to the first quarter of 2002. The reported results are particularly gratifying when considering that weather, local and national economic conditions and international events did not provide an ideal environment for business. While operating results were very good, asset and loan growth were at levels below those experienced historically. Management noted some strength in deposit activity and lending opportunities during the last weeks of the quarter and is hopeful that this activity will translate into meaningful asset and loan growth in the 2nd quarter.

EagleBank commenced operations in July 1998. It presently has six offices, five in Montgomery County, Maryland and one in the District of Columbia. EagleBank specializes in delivering full relationship banking to the business and professional communities.

This information contains forward looking statements regarding Eagle Bancorp's anticipated future results of operations, which are subject to risks and uncertainties. Actual future results may differ materially from current expectations as a result of changes in general economic conditions, including interest rates, competition, loan demand and other factors.

                                       ###